Issuer Free Writing Prospectus

(Relating To Preliminary Prospectus Supplement

Dated March 6, 2013)

Filed Pursuant To Rule 433

Registration Number 333-187016-01

Pricing Term Sheet

March 6, 2013

TUPPERWARE BRANDS CORPORATION

$200,000,000 4.750% Senior Notes due 2021

Guaranteed by

DART INDUSTRIES INC.

Issuer:	Tupperware Brands Corporation

Guarantor:	Dart Industries Inc.

Guarantee:	Secured by collateral consisting of certain “Tupperware” trademarks and service marks owned by the Guarantor

Legal Format:	SEC registered

Title of Securities:	4.750% Senior Notes due 2021

Expected Ratings (Moody’s / S&P):*	Baa3 / BBB-

Further Issue:	The notes will be issued as additional notes (the “Additional Notes”) under the Indenture, dated as of June 2, 2011, among the Issuer, the Guarantor and Wells Fargo Bank, National Association, as trustee, pursuant to which, on June 2, 2011, the Issuer issued $400,000,000 aggregate principal amount of notes (the “Initial Notes”). The Additional Notes will be a further issuance of, will form a single class of notes with, and will have the same terms as the Initial Notes under the Indenture.

Principal Amount:	$200,000,000

Trade Date:	March 6, 2013

Settlement Date:	March 11, 2013 (T+3)

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2013

Interest Accrual:	Interest will accrue from, and including, December 1, 2012, which is the previous interest payment date on the Initial Notes

Stated Maturity Date:	June 1, 2021

Benchmark Treasury:	2.000% due February 15, 2023

Benchmark Treasury Price/Yield:	100-18/1.937%

Spread to Benchmark Treasury:	+225 bps

Yield:	4.187%

Coupon (Interest Rate):	4.750%

Issue Price (Price to Public):	103.781% of the principal amount, plus accrued interest from, and including, December 1, 2012. Assuming a closing of the offering on March 11, 2013, $13.19 of accrued interest will be payable per $1,000 principal amount of Additional Notes purchased.

Optional Redemption:	Make-whole call at any time at Treasury + 30 bps. Par call on or after the three months prior to stated maturity date

Change of Control Offer:	101% of the principal amount plus accrued and unpaid interest to the date of repurchase

Joint Book-Running Managers:	J.P. Morgan Securities LLC Wells Fargo Securities, LLC BNP Paribas Securities Corp. Mizuho Securities USA Inc.

Co-Managers:

Credit Agricole Securities (USA) Inc.

HSBC Securities (USA) Inc.

KeyBanc Capital Markets Inc.

Mitsubishi UFJ Securities (USA), Inc.

RBS Securities Inc.

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

CUSIP/ISIN:	899896AC8 / US899896AC81

Denominations/Multiple:	Minimum of $2,000 and integral multiples of $1,000 in excess thereof

*Note: The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each of the security ratings above should be evaluated independently of any other security rating.

This communication is intended for the sole use of the person to whom it is provided by the sender.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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